EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the registration statements on Forms S-8 Nos. 333-136711 and 333-136712 (both dated August 18, 2006) of our report dated March 28, 2007 with respect to the consolidated financial statements of FGBC Bancshares, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ Mauldin & Jenkins, LLC
Atlanta, Georgia
March 30, 2007